Bill Glavin

Chairman, President and

Chief Executive Officer                                                                                                                            OppenheimerFunds, Inc.

Two World Financial Center

225 Liberty Street

New York, NY 10281-1008

oppenheimerfunds.com

                                          November 7, 2011

Dear Oppenheimer Principal Protected Main Street Fund III® Shareholder:

We are writing to inform you that the Maturity Date on your investment in Oppenheimer Principal Protected Main Street Fund III is scheduled for December 16, 2011. Shareholders must redeem their shares in the Fund on, and only on, the Maturity Date (December 16, 2011) to ensure that they receive the greater of the then-current net asset value of the Fund or their Warranty Amount. After the Maturity Date, shares of the Fund will not be protected by the Financial Warranty, will be subject to market fluctuations, and will then be redeemable at the Fund’s then-current net asset value, which may be lower than the Warranty Amount.

Reorganization Proposed

In accordance with the prospectus of Principal Protected Main Street Fund III, if shares of the Fund remain outstanding after the Maturity Date, the Fund’s Board of Trustees has proposed to merge Principal Protected Main Street Fund III into Oppenheimer Main Street Fund. The Fund’s Board believes that a merger of the Fund into Main Street Fund would be in the best interest of shareholders and that the Fund would not experience any dilution as a result of the Reorganization. A shareholder meeting has been scheduled for January 13, 2012, and all Principal Protected Main Street Fund III shareholders of record on October 28, 2011 will be asked to vote either in person or by proxy on the proposed reorganization. Even if you elect to redeem your shares on the Warranty Date, you will be asked to vote. You can expect to receive a proxy mailing shortly after December 12, 2011.

If you would like to redeem your shares, you may do so through our website at oppenheimerfunds.com, or by calling us at 1.800.CALL OPP (225.5677). If your account is held through a brokerage firm, you must contact that firm to conduct a transaction. If you have any questions, please call us or contact your financial advisor. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                               Sincerely,

[Bill Glavin signature]

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and, if available, summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting our website at oppenheimerfunds.com or calling us at 1.800.CALL OPP (225.5677). Read prospectuses and, if available, summary prospectuses carefully before investing.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008
© 2011 OppenheimerFunds Distributor, Inc. All rights reserved.

AO0000.902.1011 November 7, 2011